Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for Three and Six Months Ended April 30, 2010

STATEN ISLAND, N.Y., June 11, 2010 (GLOBE NEWSWIRE) -- Coffee Holding Co., Inc. ("Coffee Holding") (Nasdaq:JVA) today announced its operating results for the three and six months ended April 30, 2010. In this release, the Company:

•
Reports that net income increased $399,798, or 99.8%, to $800,448, or $0.15 per share (basic and diluted), for the three months ended April 30, 2010 compared to net income of $400,650, or $0.07 per share (basic and diluted), for the three months ended April 30, 2009;

•	Reports net sales of $41,276,459 for the six months ended April 30, 2010 and $19,917,308 for the three months ended April 30, 2010; and

•	Reports sales growth of 11.4% for the three months ended April 30, 2010 compared to the three months ended April 30, 2009.

The Company had net income of $800,448, or $0.15 per share (basic and diluted), for the three months ended April 30, 2010 compared to net income of $400,650, or $0.07 per share (basic and diluted), for the three months ended April 30, 2009. The Company had net income of $1,358,426, or $0.25 per share (basic and diluted), for the six months ended April 30, 2010 compared to net income of $792,451, or $0.15 per share (basic and diluted), for the six months ended April 30, 2009. The increase in net income primarily reflects increased net sales, which resulted in an increase in gross profit and an improvement in gross margins.

Net sales totaled $19,917,308 for the three months ended April 30, 2010, an increase of $2,045,243, or 11.4%, from $17,872,065 for the three months ended April 30, 2009. Net sales totaled $41,276,459 for the six months ended April 30, 2010, an increase of $4,545,720, or 12.4%, from $36,730,739 for the six months ended April 30, 2009. The increase in net sales reflects increased sales of both green coffee and private label coffee to our largest customers.

Cost of sales for the three months ended April 30, 2010 was $17,068,938, or 85.7% of net sales, as compared to $15,667,758, or 87.7%, of net sales for the three months ended April 30, 2009. Cost of sales for the six months ended April 30, 2010 was $35,790,325, or 86.7% of net sales, as compared to $32,411,343, or 88.2%, of net sales for the six months ended April 30, 2009. The decrease in cost of sales as a percentage of net sales reflects an increase in net gains on options and futures contracts, the lower cost basis of our operations, and a more favorable green coffee inventory position.

Total operating expenses increased by $90,567, or 6.1%, to $1,576,426 for the three months ended April 30, 2010 compared to operating expenses of $1,485,859 for the three months ended April 30, 2009. Total operating expenses increased by $272,799, or 9.4%, to $3,165,334 for the six months ended April 30, 2010 as compared to operating expenses of $2,892,535 for the six months ended April 30, 2009. The increase in operating expenses was due to increased selling and administrative expenses. The added expenses were justified due to the high level of business during this period.

Subsequent to the end of the reporting period, on May 17, 2010, through a wholly-owned subsidiary, the company completed the purchase of substantially all of the assets, including fixed assets, inventory, trademarks, customer list and supply-chain relationships of Organic Products Trading Company, a Washington corporation. The subsidiary will operate under the Organic Products Trading Company ("OPTCO") name from the seller's Vancouver, Washington location.   OPTCO works directly with coffee farmers in South America and Central America to develop and import high quality certified organic green specialty coffee which is sold directly to small and medium-sized roasters throughout the United States and Canada. OPTCO's core business, the contracting and selling of high-end quality Organic and Fair Trade Arabica coffees to roasters located throughout North America, is highly complementary to the existing current business strategy. In addition, OPTCO's current customer base of approximately 200 roasters will now be able to purchase the traditional gourmet Arabica coffees from current inventories and our customer base will have immediate access to a consistent supply of the highest quality Organic and Fair Trade Arabica coffees from a premier organization whose specialty has been procuring these coffees from around the world over the past twenty plus years. Both companies mutual customer bases will now be merged into one enhancing an already solid position as one of the largest purveyors of specialty green coffee in the U.S. today.

"We are both pleased and excited to report our latest quarterly results showing almost a twofold increase in net income and an 11 % growth in revenues. Our recent strategy of focusing on higher margin business while continuing to expand our customer base has proven to be successful as indicated by our recent results," said Andrew Gordon, President and Chief Executive Officer of the Company. "This has been an interesting few months for us with the completion of the OPTCO transaction along with the changes we have implemented in our existing business model. We expect to continue to see continued growth as we walk that delicate line between expanding our profit margins while increasing our sales at the same time. The now completed addition of OPTCO and their customer base should assist in this as their high end Organic, Fair Trade gourmet Arabica offerings should increase both our revenue base and average gross margins on green coffee sales.

"Also, our recent sponsorship of the Avon Walk for Breast Cancer in Washington, D.C. and Boston, along with the upcoming walks in San Francisco and New York City, should help improve the visibility of the Entenmann's brand with their target consumer group, women between the ages of 25 - 60." www.entenmannscoffee.com

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company's private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  We have based these forward-looking statements upon information available to management as of the date of this release and management's expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
APRIL 30, 2010 AND OCTOBER 31, 2009

	April 30, 2010	October 31, 2009
	(unaudited)
- ASSETS -
CURRENT ASSETS:
Cash and cash equivalents	$835,564	$1,367,933
Commodities held at broker	904,428	482,746
Accounts receivable, net of allowances of $165,078 for 2010 and 2009	8,150,398	10,174,221
Inventories	5,158,328	4,800,143
Prepaid expenses and other current assets	401,972	419,740
Prepaid and refundable income taxes	57,778	36,068
Deferred income tax assets	310,000	286,000
TOTAL CURRENT ASSETS	15,818,468	17,566,851
Property and equipment, at cost, net of accumulated depreciation of $4,906,891 and $4,681,558 for 2010 and 2009, respectively	1,565,241	1,648,214
Deposits and other assets	604,770	588,573
TOTAL ASSETS	$17,988,479	$19,803,638

- LIABILITIES AND STOCKHOLDERS' EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$4,342,224	$6,655,916
Line of credit	--	791,628
Income taxes payable	261,581	453,512
Deferred income tax liabilities	--	121,000
TOTAL CURRENT LIABILITIES	4,603,805	8,022,056

Deferred income tax liabilities	207,000	14,500
Deferred rent payable	111,912	99,067
Deferred compensation payable	536,638	489,782
TOTAL LIABILITIES	5,459,355	8,625,405
STOCKHOLDERS' EQUITY:
Coffee Holding Co., Inc. stockholders' equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	--	--
Common stock, par value $.001 per share; 30,000,000 shares authorized, 5,529,830 shares issued; 5,440,823 shares outstanding for 2010 and 2009	5,530	5,530
Additional paid-in capital	7,327,023	7,327,023
Retained earnings	5,454,097	4,095,671
Less: Treasury stock, 89,007 common shares, at cost for 2010 and 2009	(295,261)	(295,261)
Total Coffee Holding Co., Inc. Stockholders' Equity	12,491,389	11,132,963
Noncontrolling interest	37,735	45,270
TOTAL EQUITY	12,529,124	11,178,233
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,988,479	$19,803,638

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2010	2009	2010	2009
NET SALES	$41,276,459	$36,730,739	$19,917,308	$17,872,065

COST OF SALES (including $11.6 and $14.2 million of related party costs for the six months ended April 30, 2010 and 2009, respectively)	35,790,325	32,411,343	17,068,938	15,667,758

GROSS PROFIT	5,486,134	4,319,396	2,848,370	2,204,307

OPERATING EXPENSES:
Selling and administrative	2,865,634	2,592,836	1,426,576	1,336,009
Officers' salaries	299,700	299,699	149,850	149,850
TOTALS	3,165,334	2,892,535	1,576,426	1,485,859

INCOME FROM OPERATIONS	2,320,800	1,426,861	1,271,944	718,448

OTHER INCOME (EXPENSE)
Interest income	2,651	6,115	1,332	3,850
Interest expense	(94,630)	(101,364)	(41,215)	(60,571)
TOTALS	(91,979)	(95,249)	(39,883)	(56,721)

INCOME BEFORE INCOME TAXES AND NONCONTROLLING INTEREST IN SUBSIDIARY	2,228,821	1,331,612	1,232,061	661,727

Provision for income taxes	877,930	533,503	436,668	256,867

NET INCOME	1,350,891	798,109	795,393	404,860
Less: Net loss (income) attributable to the noncontrolling interest	7,535	(5,658)	5,055	(4,210)

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$1,358,426	$792,451	$800,448	$400,650

Basic and diluted earnings per share attributable to Coffee Holding Co., Inc. common stockholders	$.25	$.15	$.15	$.07

Weighted average common shares outstanding:
Basic	5,440,823	5,442,112	5,440,823	5,441,603
Diluted	5,440,823	5,442,112	5,440,823	5,441,603

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED APRIL 30, 2010 AND 2009
(Unaudited)

	2010	2009
OPERATING ACTIVITIES:
Net income	$1,350,891	$798,109
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	225,333	284,684
Unrealized gain on commodities	(38,103)	(269,417)
Realized gain on commodities	(523,149)	(163,297)
Bad debt expense	13,400	--
Deferred rent	12,845	14,554
Deferred income taxes	47,500	521,377
Changes in operating assets and liabilities:
Commodities held at broker	139,570	(402,095)
Accounts receivable	2,010,423	1,463,908
Inventories	(358,185)	670,792
Prepaid expenses and other current assets	17,768	(142,352)
Prepaid and refundable income taxes	(21,710)	717,911
Accounts payable and accrued expenses	(2,313,692)	(4,674,190)
Deposits, other assets and deferred compensation	30,659	82,400
Income taxes payable	(191,931)	--
Net cash provided by (used in) operating activities	401,619	(1,097,616)

INVESTING ACTIVITIES:
Purchases of property and equipment	(142,360)	(107,301)
Net cash used in investing activities	(142,360)	(107,301)

FINANCING ACTIVITIES:
Advances under bank line of credit	43,336,049	39,733,280
Principal payments under bank line of credit	(44,127,677)	(38,389,091)
Purchase of treasury stock	--	(5,526)
Net cash (used in) provided by financing activities	(791,628)	1,338,663

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(532,369)	133,746

Cash and cash equivalents, beginning of period	1,367,933	963,298

CASH AND CASH EQUIVALENTS, END OF PERIOD	$835,564	$1,097,044

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$112,915	$75,364
Income taxes paid	$944,284	$3,394

CONTACT:  Coffee Holding Co., Inc.
          Andrew Gordon, President & CEO
          (718) 832-0800